Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	Dana Nolan
(205) 264-4551	(205) 264-7040

Regions reports record 2018 earnings from continuing operations of $1.5 billion, up 28 percent over the prior year, and strong earnings per share of $1.36, up 39 percent
Solid revenue growth and expense control produce positive operating leverage

BIRMINGHAM, Ala. - (BUSINESS WIRE) - January 18, 2019 - Regions Financial Corporation (NYSE:RF) today announced earnings for the fourth quarter and full year ended December 31, 2018. For the fourth quarter, the company reported net income available to common shareholders from continuing operations of $390 million, a 28 percent increase compared to the fourth quarter of 2017. Earnings per diluted share from continuing operations were $0.37, a 42 percent increase. For the full year of 2018, the company reported record net income available to common shareholders from continuing operations of $1.5 billion, a 28 percent increase over the prior year, and strong earnings per diluted share from continuing operations of $1.36, a 39 percent increase. Pre-tax pre-provision income increased 9 percent over the prior year, generating approximately 1.5 percent in positive operating leverage. Adjusted pre-tax pre-provision income(1) was at its highest level since 2007, increasing 12 percent over the prior year, generating approximately 3.6 percent in positive operating leverage on an adjusted basis(1).

Full-year 2018 net income available to common shareholders was $1.7 billion, a 41 percent increase over the prior year. Earnings per diluted share were $1.54, a 54 percent increase. Total net income available to common shareholders includes an after-tax gain of $196 million associated with the sale of Regions Insurance reflected within discontinued operations.

“This year we delivered high-quality growth in loans, non-interest income and households while also building a more efficient and effective company,” said John Turner, President and CEO. “Our team finished the year strong achieving record full-year earnings driven by solid revenue generation, expense management and a focus on continuous improvement. Through our Simplify and Grow initiative, we made structural changes to create a more nimble organization while making strategic investments in talent and technology to better serve our customers. We have positive momentum heading into 2019 and are well-positioned to generate consistent and sustainable long-term performance across economic cycles.”

SUMMARY OF FULL YEAR 2018 RESULTS:

	Year Ended December 31
($ amounts in millions, except per share data)	2018	2017
Income from continuing operations (A)	$1,568	$1,241
Income from discontinued operations, net of tax*	191	22
Net income	1,759	1,263
Preferred dividends (B)	64	64
Net income available to common shareholders	$1,695	$1,199
Net income from continuing operations available to common shareholders (A) – (B)	$1,504	$1,177

Diluted earnings per common share from continuing operations	$1.36	$0.98

Diluted earnings per common share	$1.54	$1.00

* 2018 discontinued operations includes a $196 million after-tax gain associated with the sale of Regions Insurance.

Full year 2018 results compared to full year 2017:

•	Net interest income and other financing income increased 6 percent on a reported basis, and net interest margin was 3.50 percent, up 18 basis points.

•	Net interest income and other financing income increased 5 percent on an adjusted basis(1), and net interest margin was 3.50 percent, up 17 basis points on an adjusted basis(1).

•	Non-interest income increased 3 percent on a reported basis, and 4 percent on an adjusted basis(1).

•	Non-interest expenses increased 2 percent on a reported basis, but remained relatively stable on an adjusted basis(1).

•	Regions reported an efficiency ratio of 61.5 percent, and 59.3 percent on an adjusted basis(1), an improvement of 90 and 210 basis points, respectively.

•	Regions generated positive operating leverage, on a tax-equivalent basis, of approximately 1.5 percent on a reported basis, and 3.6 percent on an adjusted basis(1).

•	Effective income tax rate decreased from 33.3 percent to 19.8 percent reflecting the impact of tax reform.

•	Average loans and leases increased 1 percent to $80.7 billion; adjusted(1) loans and leases increased 2 percent.

◦	Consumer lending balances remained relatively stable on a reported basis, and increased 3 percent on an adjusted basis(1).

◦	Business lending balances increased 2 percent.

•	Average deposits decreased 3 percent to $94.4 billion.

•	Net charge-offs increased 2 basis points to 0.40 percent of average loans on a reported basis and 1 basis point to 0.39 percent on an adjusted basis(1).

•	Non-performing loans, excluding loans held for sale, decreased 21 basis points to 0.60 percent of loans outstanding.

•	Allowance for loan and lease losses decreased 16 basis points to 1.01 percent of total loans.

•	Allowance for loan and lease losses as a percent of non-performing loans increased to 169 percent from 144 percent.

•
Business services criticized loans decreased 22 percent, including a 32 percent decrease in business services classified loans, while total troubled debt restructured loans, excluding loans held for sale, decreased 36 percent.

SUMMARY OF FOURTH QUARTER 2018 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2018	9/30/2018	12/31/2017
Income from continuing operations (A)	$406	$370	$320
Income (loss) from discontinued operations, net of tax *	—	194	15
Net income	406	564	335
Preferred dividends (B)	16	16	16
Net income available to common shareholders	$390	$548	$319
Net income from continuing operations available to common shareholders (A) – (B)	$390	$354	$304

Diluted earnings per common share from continuing operations	$0.37	$0.32	$0.26

Diluted earnings per common share	$0.37	$0.50	$0.27

* 3Q18 discontinued operations includes a $196 million after-tax gain associated with the sale of Regions Insurance.

Fourth quarter 2018 results compared to third quarter 2018:

•	Net interest income and other financing income increased 2 percent, and net interest margin was 3.55 percent, up 5 basis points.

•	Non-interest income decreased 7 percent on a reported and adjusted basis(1).

•	Non-interest expense decreased 7 percent on a reported basis, and 1 percent on an adjusted basis(1).

•	Average loans and leases increased 1 percent to $81.9 billion; adjusted(1) loans and leases increased 1 percent.

◦	Consumer lending balances remained relatively stable on a reported basis, and increased 1 percent on an adjusted basis(1).

◦	Business lending balances increased 2 percent.

•	Average deposits decreased 1 percent to $93.2 billion.

•	Annualized net charge-offs increased 6 basis points to 0.46 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 6 basis points to 0.60 percent of loans outstanding.

•	Allowance for loan and lease losses decreased 2 basis points to 1.01 percent of total loans.

•	Allowance for loan and lease losses as a percent of non-performing loans increased to 169 percent from 156 percent.

•
Business services criticized loans decreased 5 percent while business services classified loans remained relatively stable; total troubled debt restructured loans, excluding loans held for sale, decreased 14 percent.

Fourth quarter 2018 results compared to fourth quarter 2017:

•	Net interest income and other financing income increased 6 percent; net interest margin increased 18 basis points.

•	Net interest income and other financing income increased 6 percent on an adjusted basis(1); net interest margin increased 16 basis points on an adjusted basis(1).

•	Non-interest income decreased 7 percent on a reported basis, and 5 percent on an adjusted basis(1).

•	Non-interest expense decreased 7 percent on a reported basis, and 3 percent on an adjusted basis(1).

•	Average loans and leases increased 3 percent on a reported basis, and 4 percent on an adjusted basis(1).

◦	Consumer lending balances remained relatively stable on a reported basis and increased 3 percent on an adjusted basis(1).

◦	Business lending balances increased 5 percent.

•	Average deposits decreased 4 percent.

•	Annualized net charge-offs increased 15 basis points to 0.46 percent of average loans.

•	Non-performing loans, excluding loans held for sale, decreased 21 basis points to 0.60 percent of loans outstanding.

•
Business services criticized loans decreased 22 percent, including a 32 percent decrease in business services classified loans, while total troubled debt restructured loans, excluding loans held for sale, decreased 36 percent.

FOURTH QUARTER 2018 FINANCIAL RESULTS:
Selected items impacting earnings from continuing operations:

	Quarter Ended
($ amounts in millions, except per share data)	12/31/2018	9/30/2018	12/31/2017
Pre-tax adjusted items:
Branch consolidation, property and equipment charges	$(3)	$(4)	$(9)
Salaries and benefits related to severance charges	(7)	(5)	(2)
Reduction in leveraged lease interest income resulting from tax reform	—	—	(6)
Contribution to Regions' charitable foundation	—	(60)	(40)
Securities gains (losses), net	—	—	10
Leveraged lease termination gains	—	4	—
Tax reform adjustments through income tax expense	—	—	(61)

Diluted EPS impact*	$(0.01)	$(0.05)	$(0.08)

* Based on income taxes at an approximate 25% incremental rate beginning in 2018, and 38.5% for all prior periods. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

Regions continues to focus on increasing organizational efficiency and effectiveness. Recent actions include streamlining its structure and refining its branch network while making investments in new technologies, delivery channels and other drivers of growth. The company incurred $7 million of severance expense during the fourth quarter, as well as $3 million of expenses associated with branch consolidation, property and equipment charges.

Total revenue from continuing operations

	Quarter Ended
($ amounts in millions)	12/31/2018	9/30/2018	12/31/2017	4Q18 vs. 3Q18		4Q18 vs. 4Q17
Net interest income and other financing income	$958	$942	$901	$16	1.7%	$57	6.3%
Reduction in leveraged lease interest income resulting from tax reform	—	—	6	—	—%	(6)	(100.0)%
Adjusted net interest income and other financing income (non-GAAP)(1)	$958	$942	$907	$16	1.7%	$51	5.6%
Taxable equivalent adjustment*	13	13	23	—	—%	(10)	(43.5)%
Adjusted net interest income and other financing income, taxable equivalent basis (non-GAAP)(1)	$971	$955	$930	$16	1.7%	$41	4.4%
Net interest margin (FTE)	3.55%	3.50%	3.37%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.55%	3.50%	3.39%

Non-interest income:
Service charges on deposit accounts	$185	$179	$171	$6	3.4%	14	8.2%
Card and ATM fees	111	111	106	—	—%	5	4.7%
Wealth management income	77	77	73	—	—%	4	5.5%
Capital markets income	50	45	56	5	11.1%	(6)	(10.7)%
Mortgage Income	30	32	36	(2)	(6.3)%	(6)	(16.7)%
Commercial credit fee income	19	18	18	1	5.6%	1	5.6%
Bank-owned life insurance	12	18	20	(6)	(33.3)%	(8)	(40.0)%
Securities gains (losses), net	—	—	10	—	NM	(10)	(100.0)%
Market value adjustments on employee benefit assets - defined benefit	(7)	3	—	(10)	(333.3)%	(7)	NM
Market value adjustments on employee benefit assets - other**	(8)	4	6	(12)	(300.0)%	(14)	(233.3)%
Other	12	32	20	(20)	(62.5)%	(8)	(40.0)%
Non-interest income	$481	$519	$516	$(38)	(7.3)%	$(35)	(6.8)%
Total revenue	$1,439	$1,461	$1,417	$(22)	(1.5)%	$22	1.6%

Adjusted total revenue (non-GAAP)(1)	$1,439	$1,457	$1,413	$(18)	(1.2)%	$26	1.8%

NM - Not Meaningful
* Changes in corporate income tax rates effective in 2018 resulted in a decrease to the taxable equivalent adjustment.
** These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.

Comparison of fourth quarter 2018 to third quarter 2018
Total revenue of approximately $1.4 billion in the fourth quarter decreased approximately 2 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the prior quarter.

Net interest income and other financing income increased $16 million or 2 percent over the prior quarter and net interest margin rose 5 basis points to 3.55 percent. Net interest margin and net interest income and other financing income benefited from higher interest rates partially offset by higher funding costs. Net interest income and other financing income also benefited from higher average loan balances.

Non-interest income decreased $38 million or 7 percent on a reported basis, and $34 million or 7 percent on an adjusted basis(1), as increases in service charges and capital markets income were offset by decreases in market value adjustments on employee benefit assets, bank-owned life insurance, mortgage and other non-interest income.

Capital markets income increased 11 percent primarily attributable to higher loan syndication income, fees generated from the placement of permanent financing for real estate customers, and merger and acquisition advisory services partially offset by lower customer interest rate swap income. Swap income declined approximately $6 million due to negative market value adjustments at year-end.

Market volatility in the fourth quarter also drove significant valuation declines in assets held for employee benefits and negatively impacted bank-owned life insurance income. Market value adjustments on total employee benefit assets decreased $22 million, and bank-owned life insurance income decreased $6 million.

Mortgage income decreased 6 percent primarily due to seasonally lower production and sales revenue, partially offset by higher hedging and valuation adjustments on residential mortgage servicing rights and an increase in servicing income. During the quarter, the company also completed the purchase of rights to service approximately $2.7 billion of additional residential mortgage loans.

The decrease in other non-interest income was attributable primarily to a net $3 million decline in the value of certain equity investments in the fourth quarter compared to a net $8 million increase in the third quarter. In addition, $4 million of third quarter leveraged lease termination gains did not repeat.

Comparison of fourth quarter 2018 to fourth quarter 2017
Total revenue increased 2 percent on a reported and adjusted basis(1) compared to the fourth quarter of 2017.

Net interest income and other financing income increased 6 percent, and net interest margin increased 18 basis points. On an adjusted basis(1), net interest income and other financing income increased 6 percent and net interest margin increased 16 basis points. Net interest margin and net interest income and other financing income benefited primarily from higher interest rates partially offset by higher funding costs, as well as a mix shift within the consumer loan portfolio into higher yielding products. Net interest income and other financing income also benefited from higher average loan balances.

Non-interest income decreased 7 percent on a reported basis and 5 percent on an adjusted basis(1) as growth in service charges, card and ATM fees, and wealth management income was offset by decreases in market value adjustments on employee benefit assets, capital markets, mortgage, bank-owned life insurance and other non-interest income.

Service charges income increased 8 percent reflecting continued customer account growth, and card and ATM fees increased 5 percent primarily due to higher interchange revenue associated with increased transactions and new account growth. Wealth management income increased 5 percent led by growth in investment services income.

Market volatility in the current quarter drove significant valuation declines in assets held for employee benefits and negatively impacted bank-owned life insurance income. Market value adjustments on total employee benefit assets decreased $21 million, and bank-owned life insurance income decreased $8 million.

Capital markets income decreased 11 percent reflecting lower merger and acquisition advisory services, fees generated from the placement of permanent financing for real estate customers, and customer interest rate swap income. Mortgage income decreased 17 percent attributable primarily to lower secondary marketing gains and lower production.

Non-interest expense from continuing operations

	Quarter Ended
($ amounts in millions)	12/31/2018	9/30/2018	12/31/2017	4Q18 vs. 3Q18		4Q18 vs. 4Q17
Salaries and employee benefits	$468	$473	$479	$(5)	(1.1)%	$(11)	(2.3)%
Net occupancy expense	86	82	82	4	4.9%	4	4.9%
Furniture and equipment expense	82	81	80	1	1.2%	2	2.5%
Outside services	46	46	48	—	—%	(2)	(4.2)%
Professional, legal and regulatory expenses	27	32	23	(5)	(15.6)%	4	17.4%
Marketing	21	20	23	1	5.0%	(2)	(8.7)%
FDIC insurance assessments	14	22	27	(8)	(36.4)%	(13)	(48.1)%
Credit/checkcard expenses	13	18	11	(5)	(27.8)%	2	18.2%
Branch consolidation, property and equipment charges	3	4	9	(1)	(25.0)%	(6)	(66.7)%
Visa class B shares expense	(2)	—	11	(2)	NM	(13)	(118.2)%
Provision (credit) for unfunded credit losses	1	2	(6)	(1)	(50.0)%	7	(116.7)%
Other	94	142	133	(48)	(33.8)%	(39)	(29.3)%
Total non-interest expense from continuing operations	$853	$922	$920	$(69)	(7.5)%	$(67)	(7.3)%
Total adjusted non-interest expense(1)	$843	$853	$869	$(10)	(1.2)%	$(26)	(3.0)%

NM - Not Meaningful

Comparison of fourth quarter 2018 to third quarter 2018
Non-interest expense decreased 7 percent compared to the third quarter due primarily to a $60 million contribution to the Regions Financial Corporation Foundation during the prior quarter reflected in other non-interest expense. On an adjusted basis(1), non-interest expense decreased 1 percent primarily due to a reduction in salaries and benefits, professional fees, and FDIC insurance assessments. These reductions were partially offset by increases in occupancy expense.

Salaries and benefits decreased 1 percent reflecting the benefit of staffing reductions. This decline was partially offset by one additional workday in the fourth quarter and an increase in incentive-based compensation. Professional fees decreased 16 percent attributable to lower legal fees, and FDIC insurance assessments decreased 36 percent reflecting the discontinuation of the FDIC's surcharge. Occupancy expense increased 5 percent attributable to storm-related charges associated with Hurricane Michael.

The company's reported fourth quarter efficiency ratio was 58.7 percent and 58.1 percent on an adjusted basis(1). The fourth quarter effective tax rate was approximately 17 percent reflecting beneficial adjustments for certain state tax matters and retrospective tax accounting method changes finalized in the quarter. The effective tax rate was approximately 20 percent for the full-year 2018.

Comparison of fourth quarter 2018 to fourth quarter 2017
Non-interest expense decreased 7 percent compared to the fourth quarter of the prior year primarily due to a $40 million contribution to the Regions Financial Corporation Foundation during the prior year reflected in other non-interest expense. On an adjusted basis(1), non-interest expense decreased 3 percent primarily due to lower salaries and benefits, FDIC insurance, and Visa class B shares expense, partially offset by increases in occupancy, professional fees, and provision for unfunded credit losses.

Salaries and benefits decreased 2 percent compared to the fourth quarter of the prior year, and 3 percent excluding the impact of severance charges, reflecting the impact of staffing reductions. This decline was partially offset by one additional workday in the current year quarter and an increase in incentive-based compensation. Staffing levels declined by 1,045 full-time equivalent positions or 5 percent from the fourth quarter of the prior year.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q18	3Q18	4Q17	4Q18 vs. 3Q18		4Q18 vs. 4Q17
Commercial and industrial	$38,111	$37,410	$35,689	$701	1.9%	$2,422	6.8%
Commercial real estate—owner-occupied	6,196	6,311	6,543	(115)	(1.8)%	(347)	(5.3)%
Investor real estate	6,090	5,892	5,924	198	3.4%	166	2.8%
Business Lending	50,397	49,613	48,156	784	1.6%	2,241	4.7%
Residential first mortgage*	14,230	14,162	13,954	68	0.5%	276	2.0%
Home equity	9,335	9,543	10,206	(208)	(2.2)%	(871)	(8.5)%
Indirect—vehicles	2,451	2,414	2,177	37	1.5%	274	12.6%
Indirect—vehicles third-party	658	776	1,223	(118)	(15.2)%	(565)	(46.2)%
Indirect—other consumer	2,287	2,042	1,400	245	12.0%	887	63.4%
Consumer credit card	1,298	1,271	1,238	27	2.1%	60	4.8%
Other consumer	1,217	1,201	1,169	16	1.3%	48	4.1%
Consumer Lending	31,476	31,409	31,367	67	0.2%	109	0.3%
Total Loans	$81,873	$81,022	$79,523	$851	1.1%	$2,350	3.0%

Adjusted Consumer Lending (non-GAAP)(1)	$30,818	$30,633	$29,890	$185	0.6%	$928	3.1%
Adjusted Total Loans (non-GAAP)(1)	$81,215	$80,246	$78,046	$969	1.2%	$3,169	4.1%

NM - Not meaningful.
* 2018 average residential first mortgage balances include the impact of a $254 million loan sale during the first quarter of 2018.

Comparison of fourth quarter 2018 to third quarter 2018
Average loans and leases increased 1 percent to $81.9 billion in the fourth quarter. Adjusted(1) average loans and leases increased 1 percent reflecting broad-based growth across the business and consumer lending portfolios.

Average balances in the business lending portfolio increased 2 percent. Growth in commercial and industrial loans was broad-based across the corporate and middle market portfolios, driven by specialized lending, government and institutional banking, and real-estate investment trust portfolios. Owner-occupied commercial real estate loans decreased modestly, while investor real estate loans increased 3 percent driven by growth in term lending primarily within the office and industrial property types.

Adjusted(1) average consumer loans increased 1 percent with growth led by a 12 percent increase in indirect-other consumer, a 2 percent increase in consumer credit card, and a modest increase in residential first mortgage loans partially offset by a 2 percent decline in home equity lending.

Comparison of fourth quarter 2018 to fourth quarter 2017
Average loans and leases increased 3 percent compared to the fourth quarter of 2017, and adjusted(1) average loans increased 4 percent.

Average balances in the business lending portfolio increased 5 percent as growth in commercial and industrial loans was partially offset by a decline in owner-occupied commercial real estate loans. Investor real estate loans increased 3 percent driven primarily by growth in term lending.

Adjusted(1) average consumer balances increased 3 percent as growth in indirect-other consumer, residential first mortgage, indirect-vehicle, consumer credit card, and other consumer loans was partially offset by declines in home equity lending.

Deposits

	Average Balances

($ amounts in millions)	4Q18	3Q18	4Q17	4Q18 vs. 3Q18		4Q18 vs. 4Q17
Low-cost deposits	$86,141	$87,312	$90,125	$(1,171)	(1.3)%	$(3,984)	(4.4)%
Time deposits	7,018	6,630	6,935	388	5.9%	83	1.2%
Total Deposits	$93,159	$93,942	$97,060	$(783)	(0.8)%	$(3,901)	(4.0)%

($ amounts in millions)	4Q18	3Q18	4Q17	4Q18 vs. 3Q18		4Q18 vs. 4Q17
Consumer Bank Segment	$57,366	$57,684	$56,921	$(318)	(0.6)%	$445	0.8%
Corporate Bank Segment	26,323	26,563	28,362	(240)	(0.9)%	(2,039)	(7.2)%
Wealth Management Segment	8,027	8,235	9,163	(208)	(2.5)%	(1,136)	(12.4)%
Other	1,443	1,460	2,614	(17)	(1.2)%	(1,171)	(44.8)%
Total Deposits	$93,159	$93,942	$97,060	$(783)	(0.8)%	$(3,901)	(4.0)%

Comparison of fourth quarter 2018 to third quarter 2018
Total average deposit balances decreased less than 1 percent to $93.2 billion in the fourth quarter.

Average deposits in the Consumer segment decreased $318 million or 1 percent and Corporate segment average deposits decreased $240 million or 1 percent. Average deposits declined approximately 3 percent in the Wealth Management segment and included the impact of ongoing strategic reductions of certain collateralized deposits. Average deposits in the Other segment also decreased modestly.

Comparison of fourth quarter 2018 to fourth quarter 2017
Total average deposit balances decreased 4 percent from the prior year as growth in average Consumer segment deposits was offset by strategic reductions in Wealth Management and Other segment deposits. In addition, Corporate segment deposits decreased $2.0 billion or 7 percent primarily due to customers using liquidity to pay down debt or invest in their businesses.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2018	9/30/2018	12/31/2017
ALL/Loans, net	1.01%	1.03%	1.17%
Allowance for loan losses to non-performing loans, excluding loans held for sale	169%	156%	144%
Net loan charge-offs as a % of average loans, annualized	0.46%	0.40%	0.31%
Non-accrual loans, excluding loans held for sale/Loans, net	0.60%	0.66%	0.81%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.68%	0.76%	0.92%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	0.85%	0.93%	1.13%
Total TDRs, excluding loans held for sale	$729	$852	$1,144
Total Criticized Loans—Business Services**	$1,922	$2,029	$2,456
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Comparison of fourth quarter 2018 to third quarter 2018
Overall asset quality reflected seasonality during the fourth quarter. Total non-performing, criticized and troubled debt restructured loans all declined, while net charge-offs and delinquencies increased. Total non-performing loans, excluding loans held for sale, decreased to 0.60 percent of loans outstanding, the lowest level since 2007. Business services criticized and total troubled debt restructured loans decreased 5 percent and 14 percent, respectively.

Annualized net charge-offs increased 6 basis points to 0.46 percent of average loans. The provision for loan losses approximated net charge-offs, and the resulting allowance for loan and lease losses totaled 1.01 percent of total loans outstanding and 169 percent of total non-accrual loans. Delinquent loans 90 days or more past due also increased modestly. Overall asset quality remains within our stated risk appetite, and volatility in certain credit metrics can be expected.

Comparison of fourth quarter 2018 to fourth quarter 2017
Annualized net charge-offs increased 15 basis points compared to the fourth quarter of 2017, while the allowance for loan and lease losses as a percent of total loans decreased 16 basis points. Total non-performing loans, excluding loans held for sale, decreased 24 percent and total business services criticized loans decreased 22 percent, including a 32 percent decline in classified loans. In addition, total troubled debt restructured loans, excluding loans held for sale, decreased 36 percent.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2018	9/30/2018	12/31/2017
Basel III Common Equity Tier 1 ratio(2)	9.9%	10.2%	11.1%
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)	9.8%	10.1%	11.0%
Tier 1 capital ratio(2)	10.7%	11.0%	11.9%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.80%	7.60%	8.71%
Tangible common book value per share (non-GAAP)(1)	$9.19	$8.62	$9.16

Under the Basel III capital rules, Regions’ estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.7 percent and 9.9 percent, respectively, at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2) was estimated at 9.8 percent on a fully phased-in basis.

During the fourth quarter, the company repurchased 22.0 million shares of common stock for a total of $370 million through open market purchases and declared $144 million in dividends to common shareholders. On October 24, 2018, the Company's accelerated share repurchase agreement closed and final settlement resulted in an additional delivery of 8.75 million shares of common stock on October 29, 2018, bringing the total shares repurchased under the agreement to 37.8 million. The company’s loan-to-deposit ratio at the end of the quarter was 88 percent, and as of quarter-end, the company remained fully compliant with the liquidity coverage ratio rule.

(1)	Non-GAAP, refer to pages 8, 12, 13, 18, 24, 25 and 28 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
A replay of the earnings call will be available beginning Friday, January 18, 2019, at 2 p.m. ET through Monday, February 18, 2019. To listen by telephone, please dial 1-855-859-2056, and use access code 6691007. An archived webcast will also be available on the Investor Relations page of www.regions.com.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

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Current and future economic and market conditions in the U.S. generally or in the communities we serve, including the effects of possible declines in property values, increases in unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

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Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

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Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

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Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.

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The effect of changes in tax laws, including the effect of Tax Reform and any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.

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Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

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Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.

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Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

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Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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Our ability to obtain a regulatory non-objection (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

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Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance and intensity of such tests and requirements.

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Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards and the LCR rule), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•	The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.

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The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives.

•	The risks and uncertainties related to our acquisition or divestiture of businesses.

•	The success of our marketing efforts in attracting and retaining customers.

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Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.

•	Fraud or misconduct by our customers, employees or business partners.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

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Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.

•	Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.

•	The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses.

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The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

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Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.

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Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.

•	Our ability to realize our adjusted efficiency ratio target as part of our expense management initiatives.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

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The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

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The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect how we report our financial results.

•	Other risks identified from time to time in reports that we file with the SEC.

•	Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Net interest income and other financing income (GAAP) is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income (non-GAAP). Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income and other financing income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Net interest income and other financing income on a taxable-equivalent basis is presented excluding certain adjustments related to tax reform to arrive at adjusted net interest income and other financing income on a taxable-equivalent basis (non-GAAP). Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance